Exhibit 10.1

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

TIME-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT

FOR EXECUTIVE OFFICERS

THIS TIME-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT (this “Agreement”), is made by and between Willis Towers Watson Public Limited Company and any successor thereto (the “Company”) and the individual (the “Colleague”) who has signed or electronically accepted this Agreement (including the Schedules attached hereto) in the manner specified in the Colleague’s online account with the Company’s designated broker/stock plan administrator.

WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee (as defined in the Plan) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of time-based Restricted Share Units (as hereinafter defined) provided for herein to the Colleague as an incentive for increased efforts during the Colleague’s employment with the Company, its Subsidiaries (as defined in the Plan) or its Designated Associate Companies (as defined in the Plan), and has advised the Company thereof and instructed the undersigned officer to prepare said Agreement.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement shall have the meaning specified in the Plan or below. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.1 - Cause

“Cause” shall have the meaning ascribed to such term or similar term (e.g., “Good Cause”) in the Colleague’s employment agreement, if any, with the Company, a Subsidiary or a Designated Associate Company, and, in the absence of an employment agreement or such definition in the employment agreement, it shall mean: (i) the Colleague’s gross or chronic neglect or negligence in the performance of the Colleague’s employment duties with respect to the Company or its Subsidiaries or Designated Associate Companies having been provided reasonable notice of such neglect or negligence and a period of at least ten (10) days after the Colleague’s receipt of such notice to cure and/or correct such performance neglect or negligence, (ii) willful misconduct by the Colleague in connection with the Colleague’s employment which is injurious to the Company or its Subsidiaries or Designated Associate Companies (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Colleague to the Company or its Subsidiaries or Designated Associate Companies), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) any breach of the Colleague’s restrictive covenants and other obligations as provided in the Colleague’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Colleague and the Company or any of its Subsidiaries or Designated Associate Companies (other than an insubstantial, inadvertent and non-recurring breach), or (v) any violation of any material written Company policy, which includes any policy regarding sexual harassment, after reasonable notice and an opportunity to cure such violation (if curable as determined by the Board) within ten (10) days after the Colleague’s receipt of such notice.

Section 1.2 - Good Reason

“Good Reason” shall have the meaning ascribed to such term or similar term in the employment agreement, if any, with the Company, a Subsidiary or a Designated Associate Company; in the absence of an employment agreement or such term in the employment agreement, it shall mean that one or more of the following events has occurred without the Colleague’s written consent: (i) a material adverse diminution in the Colleague’s position, authority or responsibilities or the assignment to Colleague of duties or responsibilities which are materially inconsistent with the Colleague’s position; (ii) a reduction in the Colleague’s monthly base salary or target annual incentive plan percentage; or (iii) the Colleague is required to relocate the Colleague’s primary work location of record, either (A) if the Colleague is designated to work primarily at a Company office, to an office outside a radius of 50 miles from the Colleague’s current office location, or (B) if the Colleague’s is designated to work primarily on a “remote” basis, to any office or location that is not materially consistent with the Colleague’s remote work arrangement. The Colleague may not resign or otherwise terminate the Colleague’s employment for any reason set forth above as Good Reason unless the Colleague first notifies the Employer in writing describing such Good Reason within 90 days of the first occurrence of such circumstances, and, thereafter, such Good Reason is not corrected by the Employer within 30 days of the Colleague’s written notice of such Good Reason, and the Colleague actually terminates employment within 90 days following the expiration of the Employer’s 30-day cure period described above.

Section 1.3 - Grant Date

“Grant Date” shall mean the date set forth in a schedule to the Agreement or communicated to the Colleague through his online account with the Company’s designated broker/stock plan administrator.

Section 1.4 - Nominal Value

“Nominal Value” shall mean $0.00030465 per Share.

Section 1.5 - Plan

“Plan” shall mean the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.

Section 1.6 – Qualifying Retirement

“Qualifying Retirement” shall mean a voluntary Termination of Service by the Colleague after the Colleague’s attainment of either (i) the age of 55 and the Colleague’s completion of 10 years of Service, or (ii) the age of 65 and the Colleague’s completion of 5 years of Service, provided that the Committee has not determined that a basis exists for the Colleague’s Termination of Service for Cause at the time of such Termination of Service.

Section 1.7 – Restricted Share Units or RSUs

“Restricted Share Units” or “RSUs” shall mean a conditional right to receive Shares pursuant to the terms of the Plan and this Agreement upon vesting and settlement, subject to the Colleague’s continued employment through each Vesting Date.

Section 1.8 – Service

“Service” shall mean service as an Employee with the Company, a Subsidiary or Designated Associate Company thereof or a Legacy Company.

Section 1.9 – Shares

“Shares” shall mean Ordinary Shares of the Company, Nominal Value per Share, which may be authorized but unissued.

Section 1.10 - Termination Date

Unless otherwise determined by the Committee, in its sole discretion, the “Termination Date” shall mean the later of (i) the last day of the Colleague’s active employment with the Company or its Subsidiaries or Designated Associate Companies or (ii) the last day of any notice period or garden leave, as provided for under the Colleague’s employment agreement or local law; provided, however, that in the case of United States taxpayers, the Termination Date shall mean a date that will allow the RSUs to comply with Section 409A of the Code.

Section 1.11 - Vesting Dates

“Vesting Dates” shall mean the first, second and third anniversaries of the Grant Date.

ARTICLE II

GRANT OF TIME-BASED RESTRICTED SHARE UNITS

Section 2.1 - Grant of the Time-Based Restricted Share Units

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement including any country-specific provisions set forth in Schedule A to this Agreement, and, if applicable, the restrictive covenants set forth in Schedule B or Schedule C to the Agreement (whichever is applicable), the Company hereby grants to the Colleague the number of RSUs specified in a schedule to the Agreement or as stated in the Colleague’s online account with the Company’s designated broker/stock plan administrator. In circumstances where the Colleague is required to enter into the Agreement of Restrictive Covenants and Other Obligations set forth in Schedule B or Schedule C, the Colleague agrees that the grant of RSUs pursuant to this Agreement is sufficient consideration for the Colleague entering into such agreement. The Colleague agrees to execute and deliver or electronically accept, in the manner and within the period specified in the Colleague’s online account with the Company’s designated broker/stock plan administrator, the Agreement including any applicable schedules thereto. The Committee may, in its sole discretion, cancel the RSUs if the Colleague fails to execute and deliver or electronically accept the Agreement and documents within the period set forth in the foregoing sentence.

Section 2.2 - RSU Payment

In accordance with Section 7(d)(ii) of the Plan, the Shares to be issued upon vesting and settlement of the RSUs must be fully paid up prior to issuance of Shares by payment of the Nominal Value per Share. The Committee shall ensure that payment of the Nominal Value for any Shares underlying the RSUs is received by it on behalf of the Colleague at the time the RSUs are settled from a non-Irish Subsidiary or other source and shall establish any procedures or protocols necessary to ensure that payment is timely received.

Section 2.3 - Employment or Service Rights

Subject to the terms of the Agreement of Restrictive Covenants and Other Obligations, where applicable, the rights and obligations of the Colleague under the terms of his office or employment with the Company or any Subsidiary or Designated Associate Company shall not be affected by his participation in the Plan or any right which he may have to participate in it. The RSUs and the Colleague’s participation in the Plan will not be interpreted to form an employment agreement or service contract with the Company or any Subsidiary or a Designated Associate Company and the terms of any separate employment agreement to which the Colleague is a party shall remain in effect and will control to the extent that there are any inconsistencies with this Agreement. The Colleague hereby waives any and all rights to compensation or damages in consequence of the Termination of Service for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to earn or vest in his RSUs as a result of such Termination of Service. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Colleague shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

Section 2.4 - Adjustments in RSUs Pursuant to Change of Control or Similar Event, etc.

Subject to Sections 11 and 12 of the Plan, in the event that the outstanding Shares subject to the RSUs are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, substitute or adjust proportionally (i) the number and kind of Shares subject to the RSUs; or (ii) the terms and conditions of the RSUs. An adjustment may have the effect of reducing the price at which Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares. Any such adjustment or determination made by the Committee shall be final and binding upon the Colleague, the Company and all other interested persons.

Section 2.5 - Tax Withholding

The Colleague acknowledges that, regardless of any action taken by the Employer, the ultimate liability for all Tax-Related Items, is and remains the Colleague’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Colleague further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Colleague’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Colleague is subject to Tax-Related Items in more than one jurisdiction, the Colleague acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Colleague agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.

In this regard, the Colleague authorizes the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon settlement of the RSUs. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Colleague’s acceptance of the RSUs, the Colleague authorizes the Company and/or the Employer, or their respective agents, to (i)

withhold from the Colleague’s wages or other cash amounts payable to the Colleague from the Company or the Employer, (ii) sell on the Colleague’s behalf a whole number of Shares from those Shares issued to the Colleague as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items, or (iii) utilize any other method of withholding determined by the Company and permitted by applicable laws and the Plan.

The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including minimum or maximum applicable rates applicable in the Colleague’s jurisdiction(s). In the event of over-withholding, the Colleague may receive a refund of any over-withheld amount in cash (with no entitlement to the Share equivalent), or if not refunded, the Colleague may seek a refund from the local tax authorities. In the event of under-withholding, the Colleague may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Colleague is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Colleague agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Colleague’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Colleague fails to comply with the Colleague’s obligations in connection with the Tax-Related Items.

Section 2.6 - Dividend Equivalents

On each date that a cash dividend is paid to holders of Shares from the Grant Date through the date immediately prior to the date the RSUs are settled, an amount (the “Dividend Equivalent Amount”) equal to the cash dividend that is paid on each Share, multiplied by the total number of RSUs and any Dividend Equivalent Units (as defined below) that remain unvested and outstanding as of the dividend payment record date, will be credited to the Colleague, and such credited amount will be converted into an additional number of RSUs (“Dividend Equivalent Units”) determined by dividing the Dividend Equivalent Amount by the Fair Market Value of a Share on the date of the dividend payment. Dividend Equivalent Units will be subject to the same conditions as the underlying RSUs with respect to which Dividend Equivalent Units were paid, including without limitation, the provisions governing time and form of settlement applicable to the underlying RSUs. Unless expressly provided otherwise, as used elsewhere in this Agreement, references to RSUs in this Agreement shall also include Dividend Equivalent Units that have been credited to the Colleague pursuant to this Section 2.6.

Section 2.7 - Clawback Policy

The Company may cancel all or part of the RSUs or require payment by the Colleague to the Company of all or part of any amount or Shares acquired by the Colleague upon vesting and settlement of the RSUs pursuant to the Company’s Clawback Policy as stated in Section 9 of the Plan.

ARTICLE III

TIME-BASED VESTING REQUIREMENTS

Section 3.1 - Vesting Provisions, Forfeiture and Settlement

(a) The RSUs shall vest in three (3) equal annual installments on each of the Vesting Dates, subject to the Colleague’s continued employment with the Company or any Subsidiary or Designated Associate Company through the applicable Vesting Date and the other requirements in this Section 3.1, and upon vesting the RSUs shall become payable in accordance with Section 3.1(h) below.

(b) Except as otherwise provided in this Section 3.1 and the terms of the Colleague’s employment agreement, in the event of the Colleague’s Termination of Service prior to a Vesting Date, any RSUs that are unvested as of the Vesting Date will be forfeited immediately by the Colleague, subject to, and except as otherwise specified in, and subject to the terms and conditions of the other subsections of this Section 3.1.

(c) In the event of the Colleague’s Termination of Service after the first anniversary of the Grant Date and prior to a Vesting Date due to a Qualifying Retirement, any RSUs that are unvested as of the Termination Date shall continue to vest on the original Vesting Dates that occur following the Termination Date, subject to the Colleague’s compliance with the restrictive covenants and other obligations contemplated under Article VI of this Agreement. For the avoidance of any doubt, the provisions of this Section 3.1(c) shall prevail over the provisions of Section 3.1(d) and 3.1(e).

(d) In the event the RSUs are assumed or otherwise substituted or replaced by the successor corporation or an affiliate thereof in connection with a Change of Control the Colleague experiences a (i) Termination of Service without Cause by the Company or (ii) Termination of Service by the Colleague for Good Reason, in each case, within the 24-month period commencing on the effective date of a Change of Control, all unvested RSUs shall vest as of the Termination Date.

(e) In the event of the Colleague’s (i) Termination of Service without Cause by the Company or (ii) Termination of Service by the Colleague for Good Reason, in each case, after the first anniversary of the Grant Date and prior to a Change of Control or after the 24-month period commencing on the effective date of a Change of Control, any RSUs that are unvested as of the Termination Date shall be forfeited automatically by the Colleague unless the Committee, in its sole discretion, elects to accelerate some or all of the unvested RSUs. If no determination is made by the Committee as of the Termination Date, then the RSUs shall, to the extent not then vested, be immediately forfeited by the Colleague.

(f) In the event of the Colleague’s Termination of Service as a result of the Colleague’s Permanent Disability or death, all unvested RSUs shall vest as of the Termination Date.

(g) In the event the RSUs are not assumed or otherwise substituted or replaced by the successor corporation or an affiliate thereof in connection with a Change of Control, all RSUs that are unvested as of the Change of Control shall vest immediately prior to the date of the Change of Control.

(h) Notwithstanding anything to the contrary in Section 3.1, no RSUs shall vest prior to the first anniversary of the Grant Date except in the case of the Colleague’s Termination of Service resulting from death or Permanent Disability or in connection with a Change of Control.

(i) RSUs that become vested shall be delivered on the applicable Vesting Date or, if earlier, upon an accelerated vesting event pursuant to Sections 3.1(d) through 3.1(g), or as soon as practicable, but not later than 30 days, thereafter.

(j) Notwithstanding the foregoing, if the RSUs are considered non-qualified deferred compensation subject to Section 409A of the Code (“Deferred Compensation”), as determined in the sole discretion of the Company, and the Colleague is a U.S. Taxpayer, (i) any RSUs that are scheduled to be settled on, or on a date that is by reference to, the Colleague’s Termination of Service shall not be settled on such date unless the Termination of Service constitutes a “separation from service” within the meaning of Section 409A of the Code, and if the Colleague is a “specified employee” within the meaning of Section 409A of the Code on the date the Colleague experiences a separation from service, then the RSUs shall instead be settled on the first business day of the seventh month following the Colleague’s separation from service, or, if earlier, on the date of the Colleague’s death, to the extent such delayed payment is required in order to avoid a prohibited distribution under Section 409A of the Code and (ii) any RSUs that are scheduled to be settled upon, or a date that is by reference to, a Change of Control that does not constitute a “change in control event” within the meaning of U.S. Treas. Regs § 1.409A-3(i)(5) shall instead be settled in cash in an amount equal to the Fair Market Value of the Shares on the date of the Change of Control on the earliest of (A) the Vesting Date, (B) the Colleague’s separation from service” and (C) the Colleagues’ death.

Section 3.2 - Conditions to Issuance of Shares

The RSUs to be delivered hereunder shall be previously authorized but unissued Shares. Such Shares shall be fully paid. The Company shall not be required to deliver any certificates representing such Shares (or their electronic equivalent) allotted and issued upon the applicable date of the vesting of the RSUs prior to fulfillment of all of the following conditions, and in any event, subject to Section 409A of the Code for United States taxpayers:

(a) The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(b) The Colleague has paid or made arrangements to pay the Tax-Related Items pursuant to Section 2.5; and

(c) No fractional Shares shall be issued under this Agreement.

Without limiting the generality of the foregoing, the Committee may in the case of United States resident employees of the Company or any of its Subsidiaries require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on the vesting of RSUs does not violate the Exchange Act and may issue stop-transfer orders in the United States covering such Shares.

Section 3.3 - Rights as Shareholder

The Colleague shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the settlement of the RSUs unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Colleague.

Section 3.4 - Limitation on Obligations

The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Colleague of Shares within the period when such Shares are due to be delivered hereunder, and in no event shall the Company become obligated to pay cash in respect of such obligation. The RSUs shall not be secured by any specific assets of the Company or any of its Subsidiaries or Designated Associate Companies, nor shall any assets of the Company or any of its Subsidiaries or Designated Associate Companies be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Colleague for damages relating to any delays in issuing the share certificates or its electronic equivalent to the Colleague (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates (or the electronic equivalent) to the Colleague (or his designated entities) or in the certificates themselves.

ARTICLE IV

ADDITIONAL TERMS AND CONDITIONS OF THE RSUs

Section 4.1 - Nature of Award

In accepting the RSUs, the Colleague acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) the RSU award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future RSU awards, or benefits in lieu of RSU awards, even if RSUs have been granted in the past;

(c) all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(d) the Colleague’s participation in the Plan is voluntary;

(e) the RSUs and any Shares acquired under the Plan, and the income and the value of same, are not intended to replace any pension rights or compensation under any pension arrangement;

(f) the RSUs and any Shares acquired under the Plan, and the income and the value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(g) unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, services the Colleague may provide as a director of any Subsidiary or affiliate;

(h) the future value of the Shares underlying the RSUs is unknown, indeterminable, and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs or the underlying Shares resulting from the Colleague’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Colleague is employed or the terms of his employment agreement, if any);

(j) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Change of Control or similar event affecting the Shares of the Company; and

(k) if the Colleague is providing services outside the United States, neither the Company, the Employer nor any Subsidiary or Designated Associate Company shall be liable for any foreign exchange rate fluctuation between the Colleague’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Colleague pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

Section 4.2 - No Advice Regarding Grant

The Company its Subsidiaries and Designated Associate Companies are not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Colleague’s participation in the Plan, the issuance of Shares upon vesting of the RSUs or sale of the Shares. The Colleague should consult with his own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

ARTICLE V

DATA PRIVACY NOTICE

Section 5.1 - Data Privacy

The Company is located at 51 Lime Street, London, EC3M 7DQ, England and Wales and grants employees of the Company, Subsidiaries and Designated Associate Companies the opportunity to participate in the Plan, at the Company’s sole discretion. If the Colleague would like to participate in the Plan, the Colleague understands that the Company will process the Colleague’s Personal Data in accordance with the Global Employee Personal Information Protection Notice set forth in Schedule D to this Agreement.

ARTICLE VI

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS

Section 6.1 - Restrictive Covenants and Other Obligations

In consideration of the grant of RSUs, the Colleague shall enter into the Agreement of Restrictive Covenants and Other Obligations, a copy of which is attached hereto as Schedule B or Schedule C. In the event the Colleague does not sign and return or electronically accept the Agreement of Restrictive Covenants and Other Obligations in the manner specified within 45 days of the receipt of this Agreement, the Committee may, in its sole discretion, cancel the RSUs. If no such agreement is required, Schedule B or Schedule C shall state none or not applicable.

ARTICLE VII

MISCELLANEOUS

Section 7.1 - Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Colleague, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the RSUs. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 7.2 RSUs Not Transferable

Neither the RSUs nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Colleague or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 7.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.

Section 7.3 - Binding Effect

The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 7.4 - Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:

Willis Towers Watson plc

c/o Matthew S. Furman

General Counsel

200 Liberty Street

New York, NY 10281

and any notice to be given to the Colleague shall be at his address.

By a notice given pursuant to this Section 7.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Colleague shall, if the Colleague is then deceased, be given to the Colleague’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 7.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Colleague resident outside the United States of America or the United Kingdom, sent by facsimile or by a recognized international courier service.

Section 7.5 - Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 7.6 - Applicability of Plan

The RSUs and the Shares underlying the RSUs shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the RSUs and the underlying Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 7.7 - Amendment

This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 7.8 - Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of Ireland without regard to its conflicts of law provisions; provided, however, that the Agreement of Restrictive Covenants and Other Obligations as set forth in Schedule B or Schedule C, if applicable, shall be governed by and construed in accordance with the laws specified in that agreement without regard to conflicts of law provisions.

Section 7.9 - Jurisdiction

The state and federal courts located in the County of New York, State of New York shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of such courts; provided, however, where applicable that with respect to the Agreement of Restrictive Covenants and Other Obligations the courts specified in such agreements shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement.

Section 7.10 - Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Colleague hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party broker/stock plan administrator designated by the Company. Further, to the extent that this Agreement has been executed on behalf of the Company electronically, the Colleague accepts the electronic signature of the Company.

Section 7.11 - Choice of Language

By accepting the Agreement providing for the terms and conditions of the Colleague’s grant, the Colleague confirms having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English language. The Colleague accepts the terms of those documents accordingly.

Section 7.12 - Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 7.13 - Schedule A

The RSUs shall be subject to any special provisions set forth in Schedule A for the Colleague’s country of residence, if any. If the Colleague relocates to one of the countries included in Schedule A prior to the vesting of the RSUs, the special provisions for such country shall apply to the Colleague, to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. Schedule A constitutes part of this Agreement.

Section 7.14 - Imposition of Other Requirements

The Company reserves the right to impose other requirements on the RSUs and the Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Colleague to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 7.15 - Insider Trading / Market Abuse Laws

The Colleague acknowledges that, depending on the Colleague or the Colleague’s broker’s country of residence or where the Shares are listed, the Colleague may be subject to insider trading restrictions and/or market abuse laws, which may affect the Colleague’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., RSUs) or rights linked to the value of Shares under the Plan during such times as the Colleague is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions of the Colleague’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Colleague placed before the Colleague possessed inside information. Furthermore, the Colleague could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Third parties include fellow employees. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Colleague acknowledges he is responsible for complying with any applicable restrictions and is encouraged to speak to his personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in the Colleague’s country.

Section 7.16 - Foreign Asset/Account Reporting Requirements and Exchange Controls

The Colleague’s country may have certain foreign asset and/or foreign account reporting requirements and exchange controls which may affect the Colleague’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends paid on Shares, sale proceeds resulting from the sale of Shares acquired under the Plan) in a brokerage or bank account outside the Colleague’s country. The Colleague may be required to report such accounts, assets or transactions to the tax or other authorities in the Colleague’s country. The Colleague also may be required to repatriate sale proceeds or other funds received as a result of the Colleague’s participation in the Plan to the Colleague’s country through a designated bank or broker within a certain time after receipt. The Colleague acknowledges that it is his responsibility to be compliant with such regulations, and the Colleague should consult his personal legal advisor for any details.

Section 7.17 - Waiver

The Colleague acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Colleague or any other participant of the Plan.

Section 7.18 - Counterparts

This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Section 7.19 - Code Section 409A

For purposes of United States taxpayers, it is intended that the terms of the RSUs will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Colleague to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Colleague, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related United States Department of Treasury guidance. In that light, the Company, its Subsidiaries and any Designated Associate Companies make no representation or covenant to ensure that the RSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto. Nothing in the Agreement shall provide a basis for any person to take action against the Company, its Subsidiaries or its Designated Associate Companies based on matters covered by Section 409A of the Code, including the tax treatment of any Shares or other payments made under the RSUs granted hereunder, and the Company, its Subsidiaries and any Designated Associate Companies shall not under any circumstances have any liability to the Colleague or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

By the Colleague’s execution or electronic acceptance of this Agreement (including the Schedules attached hereto) in the manner specified in the Colleague’s online account with the Company’s designated broker/stock plan administrator, the Colleague and the Company have agreed that the RSUs are granted under and governed by the terms and conditions of the Plan and this Agreement (including the Schedules attached hereto).

Signed for and on behalf of
Willis Towers Watson Public Limited Company by:

/s/
Name:
Title:

Colleague:

Signature:

Print Name:

SCHEDULE A

COUNTRY-SPECIFIC APPENDIX TO RESTRICTED SHARE UNIT AWARD AGREEMENT

(Time-Based Restricted Share Units)

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Terms and Conditions

This Schedule A includes additional terms and conditions that govern the Time-Based Restricted Share Unit Award granted to the Colleague under the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended from time to time (the “Plan”) and the applicable time-based Restricted Share Unit Agreement (the “Agreement”) if the Colleague resides in one of the countries listed below. This Schedule A forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Notwithstanding Section 1.6 and Section 3.1(c) of the Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Colleague’s jurisdiction that likely would result in the favorable treatment that applies to the RSUs as a result of the Colleague’s retirement or reaching a certain age being unlawful and/or discriminatory, the favorable treatment contemplated under Section 1.6 and Section 3.1(c) shall not apply and Section 3.1 shall apply to the Colleague without giving effect to Section 3.1(c).

Notifications

This Schedule A also includes information based on the securities, exchange control and other laws in effect in the Colleague’s country as of January 2022. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Colleague not rely on the information noted herein as the only source of information relating to the consequences of the Colleague’s participation in the Plan because the information may be out of date at the time the RSUs vest under the Plan.

In addition, the information is general in nature. The Company is not providing the Colleague with any tax advice with respect to the RSUs. The information provided below may not apply to the Colleague’s particular situation, and the Company is not in a position to assure the Colleague of any particular result. Accordingly, the Colleague should seek appropriate professional advice as to how the tax or other laws in the Colleague’s country apply to the Colleague’s situation.

Finally, if the Colleague is a citizen or resident of a country other than the one in which the Colleague is currently residing and/or working, transfers employment and/or residency after the Grant Date, or is considered a resident of another country for local law purposes, the terms and conditions contained herein for the country the Colleague is residing and/or working in at the time of grant may not be applicable to the Colleague, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Colleague. Similarly, the information contained herein may no longer be applicable in the same manner.

IRELAND

Terms and Conditions

RSU Payment

This provision supplements Section 2.2 of the Agreement:

Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the RSUs do not provide any right for the Colleague to receive a cash payment and the RSUs will be settled in Shares only.

Notifications

Director Reporting Obligation

If the Colleague is a director, shadow director1 or secretary of the Company or an Irish Subsidiary, he must notify the Company or the Irish Subsidiary in writing if the Colleague receives or disposes of an interest exceeding 1% of the Company (e.g., RSUs, Shares, etc.), if Colleague becomes aware of the event giving rise to the notification requirement, or if the Colleague becomes a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests will be attributed to the director, shadow director or secretary).

UNITED KINGDOM

Terms and Conditions

RSU Payment

This provision supplements Section 2.2 of the Agreement:

Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the RSUs do not provide any right for the Colleague to receive a cash payment and the RSUs will be settled in Shares only.

Tax Withholding

The following provisions supplement Section 2.5 of the Agreement:

Without limitation to Section 2.5 of the Agreement, the Colleague agrees that he is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Colleague also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Colleague’s behalf.

Notwithstanding the foregoing, if the Colleague is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Colleague shall not be eligible for a loan from the Employer to cover income tax. In the event that the Colleague is a director or executive officer and the income tax is not collected from or paid by him within ninety days of the end of the United Kingdom (“UK”) tax year in which the event giving rise to the income tax occurs, or such other period as required under UK law, the amount of any uncollected income tax may constitute a benefit to him on which additional income tax and National Insurance Contributions (“NICs”) may be payable. The Colleague will be responsible for reporting and paying any income tax due on this additional benefit directly to

[1]

A shadow director is an individual who is not on the board of directors of the Company or an Irish Subsidiary but who has sufficient control so that the board of directors of the Company or Irish Subsidiary, as applicable, acts in accordance with the directions and instructions of the individual.

HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for any employee NICs due on this additional benefit, which may be recovered from the Colleague by the Company or the Employer at any time thereafter by any of the means referred to in Section 2.5 of the Agreement.

UNITED STATES OF AMERICA

Notifications

Exchange Control Information

Under the Foreign Account Tax Compliance Act (“FATCA”), United States taxpayers who hold Shares or rights to acquire Shares (i.e., RSUs) may be required to report certain information related to their holdings to the extent the aggregate value of the RSUs/Shares exceeds certain thresholds (depending on the Colleague’s filing status) with the Colleague’s annual tax return. The Colleague should consult with his personal tax or legal advisor regarding any FATCA reporting requirements with respect to the RSUs or any Shares acquired under the Plan.

SCHEDULE B

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR EMPLOYEES IN THE UNITED STATES

This Agreement of Restrictive Covenants and Other Obligations for Employees in the United States (the “RCA”) is entered into by and between Willis Towers Watson Public Limited Company (the “Company”) and the participant (the “Participant”) to be effective as of the date the Participant signs or electronically accepts this RCA.

RECITALS

WHEREAS, Participant is employed by a Subsidiary of the Company;

WHEREAS, subject to approval by the Committee or the Company’s Share Award Committee, the Participant has been designated to receive a grant of time-based restricted share units (“RSUs” or “Awards”) under the Company’s 2012 Equity Incentive Plan (the “Plan”);

WHEREAS, any Award granted to the Participant is subject to the terms and conditions of the Plan, the award agreement evidencing the Participant’s Award (including any country specific terms thereto) and this RCA, and in consideration of the Award, the Participant shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA; and

WHEREAS, the Participant acknowledges and agrees that he or she desires to receive the Award and understands and agrees any Award is subject to the terms and conditions set forth in the Plan, the applicable award agreement and this RCA.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Award, the receipt and sufficiency of which is hereby acknowledged in this recital and within Section 6.4 below, the Parties hereto agree, with the intent to be bound, as follows:

Section 1 - Recitals

The Recitals set forth above are an integral part of this RCA, and are incorporated herein by reference.

Section 2 - Definitions

2.1.	“Award” shall have the meaning as set forth in the recitals.

2.2.

“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3.	“Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.

2.4.

“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging.

2.5.

“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Restricted Group. Confidential Information includes, but is not limited to, the following information: identities of Relevant Clients and Relevant Prospects; identities of companies from which any Subsidiary obtains insurance coverage for Relevant Clients and Relevant Prospects; policy terms, conditions, rates and expiration dates pertaining to Relevant Clients and Relevant Prospects; risk characteristics of Relevant Clients and Relevant Prospects; and non-public information of the Restricted Group concerning insurance markets for particular risks. Confidential Information shall not include information that is within public domain, provided that Participant was not responsible, directly or indirectly, for such information entering the public domain without the Restricted Group’s consent.

2.6.

“Directly or indirectly” shall mean the Participant acting either alone or jointly with or on behalf of or by means of or in concert with any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity) or otherwise.

2.7.	“Employer” shall mean the Subsidiary that employs the Participant. If the Company ever becomes an employer of the Participant, then the term Employer shall refer to the Company.

2.8.	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Participant by Employer.

2.9.

“Key Personnel” shall mean any person who is at the date the Participant ceases to be an employee of Employer or was (i) at any time during the period of twelve (12) months prior to that date employed by the Restricted Group, (ii) an employee with whom Participant had dealings, and (iii) employed by or engaged in the Business in a managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.10.	“Plan” shall have the meaning set forth in the recitals.

2.11.

“Relevant Area” shall mean the counties, parishes, districts, municipalities, cities, metropolitan regions, localities and similar geographic and political subdivisions, within and outside of the United States of America, in which the Employer, the Company or any of its Subsidiaries has carried on Business in which the Participant has been involved or concerned or working on at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be employed by Employer.

2.12.

“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve (12) months prior to the date on which the Participant ceases to be employed by Employer is or was a client or customer of the Employer, the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Employer, the Company or any of its Subsidiaries and with whom or which the Participant had dealings related to the Business) or for whose relationship with the Employer, the Company or any of its Subsidiaries the Participant had responsibility at any time during the said period.

2.13.	“Relevant Period” shall mean the period of twenty four (24) months following the date on which the Participant ceases to be employed by Employer.

2.14.

“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of six (6) months prior to the date on which the Participant ceases to be employed by Employer was an active prospective client of the Employer, the Company or any of its Subsidiaries with whom or with which the Participant had dealings related to the Business (other than in a minimal and non-material way).

2.15.	“Restricted Group” shall mean the Company and its Subsidiaries, including the Employer, as in existence during the Participant’s employment with Employer and as of the date such employment ceases.

2.16.	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.

Section 3 - Non-Solicit and Other Obligations

3.1.

The Participant acknowledges that by virtue of his or her management position and as an employee of Employer, the Participant has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Participant further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Participant would give the Participant a significant advantage if the Participant were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2.

Without the Company’s prior written consent, the Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, disclose any Confidential Information and shall use the Participant’s best efforts to prevent the taking or disclosure of any Confidential Information to a Competitor, or otherwise, except as reasonably may be required to be disclosed by the Participant in the ordinary performance of his or her duties for Employer or as required by law. Notwithstanding the foregoing, you understand that if you make a confidential disclosure of a trade secret of the Company or other Confidential Information to a government official or an attorney for the sole purpose of reporting a suspected violation of law, or in a court filing under seal, or otherwise engage in activities protected under whistleblower statutes, you shall not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure or engaging of such activity and shall also not be required to notify the Company of any such disclosure or engaging of any such activity.

3.3.	The Participant shall not, for the Relevant Period, directly or indirectly for a Competitor or otherwise:

3.3.1.	within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.3.2.

within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.3.3.	solicit for employment or entice away from the Restricted Group any Key Personnel; or

3.3.4.	employ or engage or endeavour to employ or engage any Key Personnel.

3.4.

To the extent the Participant is a party to an Employment Agreement or other agreement with the Employer, the Company or any Subsidiary that contains post-employment covenants and restrictions, those post-employment covenants and restrictions shall be separate and apart and independent from the covenants and restrictions set forth in Section 3.1 and Section 3.2 herein.

3.5.

The Participant shall not directly or indirectly, at any time during or after the Participant’s employment with any Employer, take any action or make any statement, written or oral, that disparages or criticizes the business or management of the Employer, the Company or any Subsidiary or any of its or their respective directors, officers, agents, employees, products or services. Nothing contained herein limits or restricts any rights Participant may have to engage in protected concerted activity under the National Labor Relations Act.

3.6.

The Participant recognizes and agrees that the payment of damages will not be an adequate remedy for any breach by Participant of any of the covenants set forth in Section 3 of this RCA. Participant recognizes that irreparable injury will result to Company and/or its Subsidiaries in the event of any such breach and therefore Participant agrees that Company may, in addition to recovering damages, proceed in equity to enjoin Participant from violating any such covenant.

3.7.	The Participant acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.

Section 4 - Governing Law & Jurisdiction

4.1.	This RCA shall be governed by and construed in accordance with the laws of the state of New York, without regard to its conflicts of law principles.

4.2.

Any suit, action or proceeding arising out of or relating to this RCA shall only be brought in the State and Federal Courts located in the County of New York, State of New York and the Parties hereto irrevocably and unconditionally submit accordingly to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Participant hereby irrevocably and unconditionally waives any objections he or she may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this RCA in the foregoing courts. The Participant further acknowledges that for purposes of N.Y.C.P.L.R. 327(b) and N.Y. G.O.L. Section 5-1402, the value of the Plan is in excess of One Million Dollars ($1,000,000) and the Participant hereby further irrevocably and unconditionally waives any claim that any such suit, action or proceeding brought in the foregoing courts has been brought in an inconvenient forum.

Section 5 - Consideration, Severability, Beneficiaries & Effect on other agreements

5.1.

The Parties acknowledge that the provisions of this RCA are severable. If any part or provision of this RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

5.2.

The Participant acknowledges that he or she remains bound by any Employment Agreement or any other agreement currently in effect by and between the Participant, on the one hand, and the Employer, the Company or any Subsidiary, on the other hand, including but not limited to any post-employment covenants and restrictions, and this RCA shall be in addition to, and not in place of any such agreements.

5.3.

Nothing contained in this RCA constitutes a promise or agreement to employ the Participant for a guaranteed term or otherwise modify the terms and conditions of the Participant’s employment with the Employer.

Section 6 – Miscellaneous

6.1.

This RCA, and the provisions hereof, may not be modified, amended, terminated, or limited in any fashion except by written agreement signed by both parties hereto, which specifically states that it is modifying, amending or terminating this RCA.

6.2.

The rights and remedies of the Restricted Group under this RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations, and the successors and assigns of each of them.

6.3.	The waiver by either party of any breach of this RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

6.4.

The Participant acknowledges that the Award constitutes adequate consideration to support the covenants and promises made by the Participant within this RCA regardless of whether such Award is ultimately beneficial to Participant.

6.5.

The Participant acknowledges and agrees that the Participant shall be obliged to draw the provisions of Section 3 of this RCA to the attention of any third party who may, at any time before or after the termination of the Participant’s employment with Employer, offer to employ or engage him or her and for or with whom Participant intends to work within the Relevant Period.

6.6.	The various section headings contained in this RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

6.7.

This RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile or electronic copy of the signature page.

6.8.	Any provisions which by their nature survive termination of this RCA, including the obligations set forth in Section 3 and Section 4, shall survive termination of this RCA.

6.9.	This RCA has been executed on behalf of the Company electronically and the Participant accepts the electronic signature of the Company.

By the Participant’s execution or electronic acceptance of this RCA in the manner specified in the Participant’s online account with the Company’s designated broker/stock plan administrator, the Participant and the Company have agreed to the terms and conditions of this RCA in connection with the Participant’s Award.

Signed for and on behalf of
Willis Towers Watson Public Limited Company by:

/s/
Name:
Title:

Participant:

Signature:

Print Name:

SCHEDULE C

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS FOR

EMPLOYEES OUTSIDE OF THE UNITED STATES

This Agreement of Restrictive Covenants and Other Obligations for Employees Outside of the United States (the “Non-U.S. RCA”) is entered into by and between Willis Towers Watson Public Limited Company (the “Company”) and the Colleague (the “Colleague”) to be effective as of the date the Colleague signs or electronically accepts this Non-U.S. RCA.

RECITALS

Whereas, Colleague is employed by a Subsidiary of the Company;

Whereas, subject to approval by the Committee or the Company’s Share Award Committee, the Colleague has been designated to receive a grant of time-based restricted share units (“RSUs” or “Awards”) under the Company’s 2012 Equity Incentive Plan (the “Plan”);

Whereas, any Award granted to the Colleague is subject to the terms and conditions of the Plan, the award agreement evidencing the Colleague’s Award (including any country specific terms thereto) and this Non-U.S. RCA, and in consideration of the Award, the Colleague shall enter into and acknowledge his or her agreement to the terms and conditions of the Plan, the award agreement and this RCA; and

Whereas, the Colleague acknowledges and agrees that he or she desires to receive the Award and understands and agrees such Award is subject to the terms and conditions set forth in the Plan, the applicable award agreement and this Non-U.S. RCA, and such other written agreements and documentation as the Company or the Employer may require.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, in particular the Awards, the receipt and sufficiency of which is hereby acknowledged in this recital and within Section 6.4 below, the Parties hereto agree, with the intent to be bound, as follows:

Section 1 – Recitals

The Recitals set forth above are an integral part of this Non-U.S. RCA, and are incorporated herein by reference.

Section 2 – Definitions

2.1.	“Award” shall have the meaning as set forth in the recitals.

2.2.

“Business” shall mean insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business performed by the Restricted Group.

2.3.	“Committee” shall have the same meaning as set forth in the Plan or the applicable award agreement.

2.4.

“Competitor” shall mean any business principally engaged in insurance brokerage, reinsurance brokerage, surety brokerage, bond brokerage, insurance agency, underwriting agency, managing general agency, risk management, claims administration, self-insurance, risk management consulting or other business which is either performed by the Restricted Group or is a business in which the Restricted Group has taken steps toward engaging.

2.5.

“Confidential Information” shall mean all trade secrets and non-public information concerning the financial data, strategic business plans, and other non-public, proprietary, and confidential information of the Restricted Group. Confidential Information includes, but is not limited to, the following information: identities of Relevant Clients and Relevant Prospects; identities of companies from which any Subsidiary obtains insurance coverage for Relevant Clients and Relevant Prospects; policy terms, conditions, rates and expiration dates pertaining to Relevant Clients and Relevant Prospects; risk characteristics of Relevant Clients and Relevant Prospects; and non-public information of the Restricted Group concerning insurance markets for particular risks. Confidential Information shall not include information that is within public domain, provided that Colleague was not responsible, directly or indirectly, for such information entering the public domain without the Restricted Group’s consent.

2.6.

“Directly or indirectly” shall mean the Colleague acting either alone or jointly with or on behalf of or by means of any other person, firm or company (whether as principal, partner, manager, employee, contractor, director, consultant, investor or similar capacity).

2.7.	“Employer” shall mean the Subsidiary that employs the Colleague. If the Company ever becomes an employer of the Colleague, then the term Employer shall refer to the Company.

2.8.	“Employment Agreement” shall mean the contractual terms and conditions which govern the employment of the Colleague by Employer.

2.9.

“Garden Leave” shall mean any period during any notice period where Employer requires the Colleague to remain available to respond to questions and requests from the Employer, but not to enter into the office(s) of the Restricted Group without the prior written consent of Employer.

2.10.

“Key Personnel” shall mean any person who is at the date the Colleague ceases to be an employee of Employer or was at any time during the period of twelve months prior to that date employed by the Restricted Group and who was an employee with whom the Colleague had dealings other than in a minimal and non-material way and who was employed by or engaged in the Business in an executive or senior managerial capacity, or was an employee with insurance, reinsurance or other technical expertise.

2.11.	“Plan” shall have the meaning set forth in the recitals.

2.12.

“Relevant Area” shall mean: such country or countries in which the Colleague has carried on Business on behalf of the Company or any of its Subsidiaries in which the Colleague has been involved or concerned or worked on other than in a minimal and non-material way at any time during the period of 12 months prior to the date on which the Colleague ceases to be employed by Employer.

2.13.

“Relevant Client” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Colleague ceases to be employed by Employer is or was a client or customer of the Company or any of its Subsidiaries or was in the habit and/or practice of dealing under contract with the Company or any of its Subsidiaries and with whom or which the Colleague had dealings related to the Business (other than in a minimal and non-material way) or for whose relationship with the Company or any of its Subsidiaries the Colleague had responsibility at any time during the said period.

2.14.

“Relevant Period” shall mean the period of twelve months following the date on which the Colleague ceases to be employed by Employer reduced by the length of any period of Garden Leave (if applicable) observed by the Colleague at the instruction of Employer.

2.15.

“Relevant Prospect” shall mean any person, firm or company who or which at any time during the period of twelve months prior to the date on which the Colleague ceases to be employed by Employer was an active prospective client of the Company or any of its Subsidiaries with whom or with which the Colleague had dealings related to the Business (other than in a minimal and non-material way).

2.16.	“Restricted Group” shall mean the Company and its Subsidiaries, as in existence during the Colleague’s employment with Employer and as of the date such employment ceases.

2.17.	“Subsidiary” shall mean a direct and/or indirect subsidiary of the Company as well as any associate company which is designated by the Company as being eligible for participation in the Plan.

Section 3 - Non-Solicit and Other Obligations

3.1

The Colleague acknowledges that by virtue of his or her senior management position and as an employee of Employer, the Colleague has acquired and will acquire knowledge of Confidential Information of the Restricted Group and their Business. The Colleague further acknowledges that the Confidential Information which the Restricted Group has provided and will provide to the Colleague would give the Colleague a significant advantage if the Colleague were to directly or indirectly be engaged in any Business at a Competitor of the Restricted Group.

3.2

Without the Company’s prior written consent, the Colleague shall not directly or indirectly, at any time during or after the Colleague’s employment with any Employer, disclose any Confidential Information and shall use the Colleague’s best efforts to prevent the taking or disclosure of any Confidential Information, except as reasonably may be required to be disclosed by the Colleague in the ordinary performance of his or her duties for Employer or as required by law. Notwithstanding, you understand that if you make a confidential disclosure of a trade secret of the Company or other Confidential Information to a government official or an attorney for the sole purpose of reporting a suspected violation of law, or in a court filing under seal, or otherwise engage in activities protected under whistleblower statutes, you shall not be held liable under this Agreement or under any federal or state trade secret law for such a disclosure or engaging of such activity and shall also not be required to notify the Company of any such disclosure or engaging of any such activity.

3.3

The Colleague shall provide a minimum of three month’s notice or such notice contained in the Colleague’s Employment Agreement, whichever is the longer, in the event of his or her resignation from employment with Employer. The Colleague shall provide a written resignation letter to Employer prior to the commencement of any such notice period. To the extent allowed by applicable law, the Colleague may be placed on Garden Leave for all or any portion of any notice period. During the notice period, whether or not the Colleague is on Garden Leave, the Colleague shall remain an employee of Employer and shall continue to receive the Colleague’s full salary and benefits. The Company or Employer shall have the discretion to apply a shorter period than the three-month period set forth in 3.3.

3.4	The Colleague shall not, for the Relevant Period, directly or indirectly:

3.4.1.	within the Relevant Area, solicit any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.4.2.

within the Relevant Area, accept, perform services for, or deal with any Relevant Client or Relevant Prospect for the purposes of any Business which competes or will compete or seeks to compete with the Restricted Group;

3.4.3.	solicit for employment or entice away from the Restricted Group any Key Personnel; or

3.4.4.	employ or engage or endeavour to employ or engage any Key Personnel.

3.5

To the extent the Colleague is a party to an Employment Agreement or other agreement with the Restricted Group that contains post-employment restrictions, those post-employment restrictions shall run concurrently with the post-employment restrictions contained in this Section 3.

3.6	The Colleague acknowledges that the provisions of this Section 3 are fair, reasonable and necessary to protect the goodwill and interests of the Restricted Group.

Section 4 – Non-Disparagement

4.1

The Employer and Colleague agree not to act in any manner detrimental to each other or cause to be made any derogatory statements concerning each other (including an obligation on the Employer and Colleague not to make any statement whether oral or in writing which may have the effect of damaging the reputation of the other) including, in Colleague’s case, concerning the business, officers, employees, directors (including any non-executive directors or former directors), consultants, agents, distributors, clients or customers (whether former or current) or otherwise of the Restricted Group.

4.2

The Employer and Colleague further agree that without the prior written consent of the other party they shall not make, or cause to be made, any statement or comment to the press (whether local, national or specialist) or any other media concerning Colleague’s employment with the Employer or, where applicable, his or her termination of employment for any reason.

Section 5 - Governing Law & Jurisdiction

5.1	This Non-U.S. RCA shall be governed by and construed in accordance with the laws of the jurisdiction in which Colleague is employed by Employer, without regard to its conflict of laws.

5.2

The courts of the jurisdiction in which the Colleague is employed by Employer shall have jurisdiction to hear any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Non-U.S. RCA and for such purposes the parties hereto irrevocably submit to the jurisdiction of such courts.

Section 6 – Consideration, Severability, Beneficiaries & Effect on Other Agreements

6.1

The Colleague acknowledges that the covenants and undertakings he or she has made herein, including those made in Section 3, are being given for the benefit of the Restricted Group, including Employer, and may be enforced by the Company and/or by its Subsidiaries, including for avoidance of doubt, Employer, on behalf of all or any of them and that such Subsidiaries are intended beneficiaries of this Non-U.S. RCA.

6.2

The parties acknowledge that the provisions of this Non-U.S. RCA are severable. If any part or provision of this Non-U.S. RCA shall be determined by any court or tribunal to be invalid, then such partial invalidity shall not cause the remainder of this Non-U.S. RCA to be or become invalid. If any provision hereof is held unenforceable on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Restricted Group, but would be valid if part of the wording were modified or deleted, as permitted by applicable law, then such restriction or obligation shall apply with such deletions or modifications as may be necessary to make it enforceable.

6.3

The Colleague acknowledges that he or she remains bound by any Employment Agreement or any other agreement entered into by the Colleague with the Restricted Group and this Non-U.S. RCA shall be in addition to, and not in place of any such agreements. The Colleague further acknowledges that in the event of any breach by the Colleague of any provision contained in such agreements or this Non-U.S. RCA, the Company and/or any Subsidiary, including for avoidance of doubt Employer, may, in their discretion, enforce any term and condition of those agreements and/or this Non-U.S. RCA.

6.4	The Colleague acknowledges that any Awards, separately and/or together, constitute adequate consideration to support the covenants and promises made by the Colleague within this Non-U.S. RCA.

Section 7 – Miscellaneous

7.1	This Non-U.S. RCA may not be modified except by written agreement signed by both parties hereto.

7.2

The rights of the Restricted Group under this Non-U.S. RCA shall inure to the benefit of any and all of its/their successors, assigns, parent companies, sister companies, subsidiaries and other affiliated corporations.

7.3	The waiver by either party of any breach of this Non-U.S. RCA shall not operate or be construed as a waiver of that party’s rights on any subsequent breach.

7.4

The Colleague acknowledges and agrees that the Colleague shall be obliged to draw the provisions of Section 3 to the attention of any third party who may, at any time before or after the termination of the Colleague’s employment with Employer, offer to employ or engage him or her and for or with whom the Colleague intends to work within the Relevant Period.

7.5	The various section headings contained in this Non-U.S. RCA are for the purpose of convenience only and are not intended to define or limit the contents of such sections.

7.6

This Non-U.S. RCA may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document. This Non-U.S. RCA will be binding, notwithstanding that either party’s signature is displayed only on a facsimile copy of the signature page.

7.7	Any provisions which by their nature survive termination of this Non-U.S. RCA, including the obligations set forth in Sections 3 and 4 shall survive termination of this Non-U.S. RCA.

By the Colleague’s execution or electronic acceptance of this RCA in the manner specified in the Colleague’s online account with the Company’s designated broker/stock plan administrator, the Colleague and the Company have agreed to the terms and conditions of this RCA in connection with the Colleague’s Award.

Signed for and on behalf of
Willis Towers Watson Public Limited Company by:

Name:
Title:

Colleague:

Signature: ___________________________________________

Print Name: __________________________________________

SCHEDULE D

Willis Towers Watson

Employee Personal Information Protection Notice

Last Updated: October 2021

Introduction

Willis Towers Watson operates as a global business through its affiliated entities (together “the Willis Towers Watson Group”). The Willis Towers Watson Group values the trust of its employees worldwide and is committed to protecting their personal information.

The Willis Towers Watson Group operates in many different countries. Some of these countries have laws related to the collection, use, transfer and disclosure of the personal information of individuals, including our employees. The purpose of this Global Employee Personal Information Protection Notice (the “Notice”) is to give you information about what personal information the Willis Towers Watson Group collects, uses, transfers and discloses, and why.

The Willis Towers Watson entity responsible for collecting and processing your personal data is the entity that employs you. Willis Towers Watson may also engage with outside entities to collect information consistent with this notice. You can check which entity employs you by checking your contract of employment or by asking your usual HR contact. In this Notice, the term “we” or “us” refers to that entity. The information that we collect about you as an employee allows us to administer your benefits and helps to support routine Human Resources and operational processes, contingency planning, and internal talent searches.

What Personal Information about you that we collect, and how we collect Your Personal Information

In the course of your employment, we may have collected or will collect information about you and your working relationship with us, your spouse, domestic/civil partner and/or dependents (“Dependents”). We refer to such information as “Personal Information” (also known as Personal Data in the Cayman Islands). For more specific information regarding what Personal Information about you, we may collect, use, transfer and disclose, and the purposes for which it may be collected, used, transferred and disclosed, please see the Annex to this Notice. Local employee handbooks, office manuals, works council agreements and notices provided in your local office or on the Willis Towers Watson intranet site may provide additional details or information.

Sources of Personal Information

We normally collect your Personal Information directly from you, for example when you apply for a job with us, when you commence your role, and from time to time throughout your employment when we ask you to provide information. We may be required as a consequence of our relationship with you as your employer, or by law, to collect certain Personal Information about you. Failure to provide this information may prevent or delay the fulfilment of our obligations as an employer. We will inform you at the time your information is collected whether certain information is compulsory and the consequences of the failure to provide such information.

We also collect certain Personal Information about you from other sources, including:

(a)	background check information from employment screening agencies or publicly available registers (as allowed by law), or references obtained during recruitment;

(b)	publicly available professional profiles on websites or social media (e.g. LinkedIn); and

(c)	information about your performance or conduct from other employees, clients or service providers you work with who may provide feedback about you or participate in performance evaluations or reviews.

The Legal Bases and purposes for which we use, transfer and disclose Your Personal Information

In the EU, data protection laws and other laws, for example the Cayman Islands Data Protection Law (“DPL”) require that we only process personal information subject to one or more valid legal bases. In such cases our legal basis will be one of the following:

(d)	to fulfil our contractual obligations to you in connection with your employment contract with us;

(e)

to comply with our legal obligations, for example obtaining proof of your identity to enable us to meet our anti-money laundering obligations, or obtaining proof of your right to work status to enable us to meet relevant obligations;

(f)	to comply with our legal obligations to you, for example health and safety obligations that we must comply with as your employer or to a third party (e.g. the taxation authorities);

(g)

to meet our legitimate interests, for example to manage our employees effectively, to protect us against theft or other crime, to allow you access to our technology and HR resources, and to conduct analytics that allows us to manage our workforce efficiently and plan recruitment activities. When we process personal information to meet our legitimate interests, we put in place robust safeguards to ensure that your privacy is protected and to ensure that our legitimate interests are not overridden by your interests or fundamental rights and freedoms; or

(h)	to protect your or another person’s vital interests, for example by providing your health information to a doctor in a medical emergency.

(i)

the processing is necessary for medical purposes and is undertaken by (a) a health professional; or (2) a person who, in the circumstances, owes a duty of confidentiality equivalent to that which would arise if that person were a health professional. (see DPL).

We may obtain your explicit consent to collect and use certain types of Personal Information when we are required to do so by law (for example, when we process some categories of sensitive personal information). If we ask for your consent to process your personal information, you may withdraw your consent at any time by contacting privacy@willistowerswatson.com.

The purposes for which we use your personal information are explained in more detail in the Annex to this Notice.

Monitoring tools, profiling and automated decision-making

Some of the technology we use to protect company confidential information and ensure compliance with company policies monitors employee IT usage and employee communications and may automatically filter, record or block the sending of communications, or flag certain communications for further review, subject to meeting local legal requirements. For further information on this, please contact privacy@willistowerswatson.com.

Subject to restrictions under local laws, we may also use technology (including third party solutions) to process your Personal Information in a manner that constitutes “profiling”. This involves the use of software that is able to evaluate your personal aspects and predict risks or outcomes. We do this to assist in workforce management, for example we may use software to ensure our workforce is managed and utilised efficiently, to predict risks in staff retention, to detect problems in the workplace, and/or to ensure that employees are being compensated fairly.

Although we may use this type of technology to assist our decision-making, we do not make important decisions about employees (e.g. as to their compensation, dismissal or promotion) without a member of management and/or the HR team assessing all the circumstances.

Transfer of Personal Information

Due to the global nature of Willis Towers Watson Group operations, we may disclose Personal Information to personnel and departments in other entities which are part of the Willis Towers Watson Group to fulfil the purposes described in this Notice. This may include transferring Personal Information to other countries (including countries other than where you are based that have a different data protection regime than is found in the country where you are based). If you are located in the European Economic Area (the “EEA”) this may include countries outside of the EEA. If you are located in the Cayman Islands, this may include India, and Bermuda. Some of these countries are recognized by the European Commission as providing an adequate level of protection according to EEA standards (the full list of these countries is available here), while others are not. With regard to transfers to other countries that do not provide an adequate level of protection according to EEA standards, we have put in place adequate measures, such as standard contractual clauses adopted by the European Commission, to protect your information. You may obtain more information about these measures and the Willis Towers Watson Group’s Global Privacy Program by contacting privacy@willistowerswatson.com.

Access to Personal Information within the Willis Towers Watson Group will be limited to those who have a need to know the information for the purposes described in the Annex to this Notice, and may include your managers and their designees, personnel in HR, IT, Compliance, Legal, Finance and Accounting and Internal Audit.

All personnel within the Willis Towers Watson Group will generally have access to your business contact information such as name, position, telephone number, postal address, email address and photograph.

From time to time, we and other entities within the Willis Towers Watson Group may need to make Personal Information available to other unaffiliated third parties. For a list of the categories of unaffiliated third parties, please see the Annex to this Notice. Some of the unaffiliated third parties will be located outside of your home jurisdiction, including in the United States and other jurisdictions that may not provide an adequate level of protection according to EEA standards. Third party service providers and professional advisors are required to protect the confidentiality and security of Personal Information, and only use Personal Information for the provision of services to Willis Towers Watson Group, and in compliance with applicable law.

Security

Willis Towers Watson Group will take appropriate measures to protect Personal Information consistent with applicable privacy and data security laws and regulations, including requiring service providers to use appropriate measures to protect the confidentiality and security of Personal Information.

Data Retention

The Willis Towers Watson Group will keep your personal information for as long as you remain employed by us, and for a period of 10 years thereafter. We will only retain your personal information after this time if we are required to do so to comply with the law, or if there are outstanding claims or complaints that will reasonably require your personal information to be retained. For additional details, please review our Records Management Policy.

If there is any information that we are unable, for technical reasons, to delete entirely from our systems, we will put in place appropriate measures to prevent any further processing or use of the data.

Access and correction requests, questions and complaints

You have certain rights regarding your Personal Information, subject to local law, which may include the right to:

•	access your Personal Information;

•	rectify the information we hold about you;

•	erase your Personal Information;

•	restrict our use of your Personal Information;

•	object to our use of your Personal Information;

•	receive your Personal Information in a usable electronic format and transmit it to a third party (right to data portability);

•	withdraw your consent to any processing based on consent at any time; and

•	lodge a complaint with your local data protection authority if you believe that we have not been able to assist with your complaint or concern (and the right to seek compensation pertaining to DPL).

•	the right to be informed about the collection and use of Personal Information

•	the right to stop direct marketing;

If you have any questions about this Notice or if you would like to discuss or exercise your rights, please contact Human Resources or email privacy@willistowerswatson.com.

If you wish to file a complaint about the way your information is processed, we encourage you to first contact your local Human Resources Representative, who will take all reasonable efforts to solve the issue. You have the right at all times to lodge a complaint with a supervisory authority responsible for your country or region.

Employee’s Obligations

Please keep Personal Information up to date and inform us of any significant changes to Personal Information. You agree to inform your Dependents whose Personal Information you provide to us about the content of this Notice and to explain the use (including transfer and disclosure) of that Personal Information by us as set out in this Notice.

Changes to the Policy

We may modify or update this Notice from time to time.

If we change this Notice, we will notify you of the changes. Where changes to this Notice will have a fundamental impact on the nature of the processing or otherwise have a substantial impact on you, we will give you sufficient advance notice so that you have the opportunity to exercise your rights (e.g. to object to the processing).

Contact

The Willis Towers Watson entity that employs you is the controller, business or responsible party responsible for processing your Personal Information in accordance with this Notice. Please contact your local Human Resources representative for further information on this entity and the appropriate means to contact them.

For questions or comments about this Notice, please contact Human Resources or email privacy@willistowerswatson.com.

In some countries, there is a legal requirement to provide a named individual and their contact details. These are:

Country	Name	Contact details
Nigeria	Adewunmi Akinmodiro	Adewunmi.Akinmodiro@willistowerswatson.com Willis Towers Watson Nigeria Limited 6th Floor, Africa RE Building. Plot 1679 Karimu Kotun Street, Victoria Island Lagos, Nigeria.
South Africa	André Wild	Andre.Wild@willistowerswatson.com Towers Watson (Pty) Ltd Level 4, MontClare Place, 23 Main Road, Claremont, Cape Town, 7708 Private Bag X30, Rondebosch, 7701
	Pasha Karodia	Pasha.Karodia@willistowerswatson.com Willis South Africa (Pty) Ltd Illovo Edge, 1 Harries Road, Illovo, Johannesburg 2196

ANNEX

Categories of Personal Information Collected About Employees

Generally, we may collect the below categories of personal information about Employees:

Name, Contact Info and other Identifiers: identifiers including, but not limited to:

•

Personal Details: Name, employee identification number, work and home contact details (email, phone numbers, physical address) language(s) spoken, gender, date of birth, nationality, place of birth, national identification number, passport number, social security number, marital/civil partnership status, domestic partners, dependants, disability status, emergency contact information, health, insurance and benefits details, vehicle data, and photograph.

•	Documentation Required under Immigration Laws: Citizenship, passport data, details of residency or work permit.

•

System and Application Access Data: Information required to access company systems and applications such as System ID, LAN ID, email account, instant messaging account, mainframe ID, employee ID, manager employee ID, system credentials, employee status, branch state, country code, previous company details, previous branch details, and previous department details..

Protected Classifications: characteristics of protected classifications under California or federal law including, but not limited to:

•	Citizenship information, as well as residency and work permit details

•	Medical information and disability information

•	Information we collect as part of our diversity and inclusion efforts including, but not limited to, race, color, sex, age, religion, national origin, disability, and citizenship status

Usage Data: internet or other electronic network activity information including, but not limited to, browsing history, search history, and information regarding a resident’s interaction with an internet website, application, or advertisement. This includes:

•	Access logs and usage details regarding activities on Willis Towers Watson network, systems and devices, including but not limited to website and browsing history.

•	Physical access logs and call logs

•	Electronic content produced using Willis Towers Watson systems

Geolocation Data: precise geographic location information about a particular Willis Towers Watson device.

Audio, Video and other Electronic Data: audio, electronic, visual, thermal, olfactory, or similar information. This includes:

•	CCTV footage and photographs

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•	Call recordings and other audio recording (e.g., recorded meetings and webinars)

Employment History: professional or employment-related information. This includes, but is not limited to:

•

Compensation and Payroll: Base salary, bonus, benefits, compensation type, salary step within assigned grade, details on stock options, stock grants and other awards, currency, pay frequency, effective date of current compensation, salary reviews, banking details, working time records (including vacation and other absence records, leave status, hours worked and department standard hours), pay data and termination date.

•

Position: Description of current position, job title, corporate status, management category, job code, salary plan, pay grade or level, job function(s) and subfunction(s), company name and code (legal employer entity), branch/unit/department, location, employment status and type, full-time/part-time, terms of employment, employment contract, work history, hire/re-hire and termination date(s) and reason, length of service, retirement eligibility, promotions and disciplinary records, date of transfers, and reporting manager(s) information.

•

Talent Acquisition and Talent Management Information: Professional qualifications, language and other relevant skills, certification, certification expiration dates), information necessary to complete a background check, details on performance management ratings, development programs planned and attended, e-learning programs, performance and development reviews, willingness to relocate, driver’s license information, and information used to populate employee biographies.

•	Management Records: Details of any shares of common stock or directorships.

Education Information: information about education history or background that is not publicly available personally identifiable information as defined in the federal Family Educational Rights and Privacy Act (20 U.S.C. section 1232g, 34 C.F.R. Part 99). This includes, but is not limited to:

•	Degrees, certificates or other training completed, schools attended and relevant dates.

•	Details contained in letters of application and resume/CV (previous employment background.

Profiles and Inferences: inferences drawn from any of the information identified above to create a profile about a resident reflecting the resident’s preferences, characteristics, psychological trends, predispositions, behaviour, attitudes, intelligence, abilities, and aptitudes.

What About Sensitive Information?

We may also collect certain types of information that is considered sensitive data (or special categories of data) under applicable law; we will only collect such information when permitted by local law, such as health/medical information, place of birth, trade union membership information, religion, and race or ethnicity. We collect this information for specific purposes, such as health/medical information in order to accommodate a disability or illness and to provide benefits; religion or church affiliation in countries such as Germany where required for statutory tax deductions; and diversity-related Personal Information (such as gender, race or ethnicity) in order to comply with legal obligations and internal policies relating to diversity and anti-discrimination.

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Please be assured that, as explained in the following section, we will only use such sensitive information for the following purposes and as provided by law.

The Purposes for which we may collect, use, transfer and disclose Personal Information:

•

Managing Workforce: Managing work activities and personnel generally, including recruitment, appraisals, performance management, promotions and succession planning, rehiring, administering salary, and payment administration and reviews, wages and other awards such as stock options, stock grants and bonuses, healthcare, pensions and savings plans, training, leave, managing sickness leave, promotions, transfers, secondments, honoring other contractual benefits, providing employment references, loans, performing workforce analysis and planning, performing employee surveys, performing background checks, managing disciplinary matters, grievances and terminations, reviewing employment decisions, making business travel arrangements, managing business expenses and reimbursements, planning and monitoring of training requirements and career development activities and skills, and creating and maintaining one or more internal employee directories.

•

Communications and Emergencies: Facilitating communication with you, ensuring business continuity, providing references, protecting the health and safety of employees and others, safeguarding IT infrastructure, office equipment and other property, facilitating communication with you and/or your nominated contacts in an emergency.

•

Business Operations: Operating and managing the IT and communications systems, ensuring the security of Company systems, networks and information, managing product and service development, improving products and services, managing company assets, allocating company assets and human resources, strategic planning, project management, business continuity, compilation of audit trails and other reporting tools, maintaining records relating to business activities, budgeting, financial management and reporting, communications, managing mergers, acquisitions, sales, re-organizations or disposals and integration with purchaser.

•

Compliance: Complying with legal and other requirements, such as income tax and national insurance deductions, record-keeping and reporting obligations, conducting audits, compliance with government inspections and other requests from government or other public authorities, responding to legal process such as subpoenas, pursuing legal rights and remedies, for the purpose of observing our legal obligations, which include preventing business transactions with restricted parties and complying with relevant global trade control laws, defending litigation and managing any internal complaints or claims, conducting investigations and complying with internal policies and procedures.

•

Monitoring: Monitoring compliance with internal policies and Code of Business Conduct, monitoring activity in public places by CCTV and monitoring of telephone, email, Internet, instant messaging and other company resources as detailed in our policies and permitted by local law, regulation and any applicable works council agreements.

The categories of unaffiliated third parties with whom Willis Towers Watson may share Personal Information:

•	Professional Advisors: Accountants, auditors, lawyers, insurers, bankers, and other outside professional advisors in all of the countries in which the Willis Towers Watson Group operates.

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•

Service Providers: Companies that provide products and services to the Willis Towers Watson Group such as payroll, pension scheme, benefits providers; human resources services, performance management, training, expense management, IT systems suppliers and support; third parties assisting with equity compensation programs, credit card companies, medical or health practitioners, trade bodies and associations, and other service providers.

•

Public and Governmental Authorities: Entities that regulate or have jurisdiction over companies in the Willis Towers Watson Group such as regulatory authorities, law enforcement, public bodies, and judicial bodies (who may be located in other countries around the world).

•

Corporate Transaction: A third party in connection with any proposed or actual reorganization, merger, sale, joint venture, assignment, transfer or other disposition of all or any portion of the Willis Towers Watson Group’s business, assets or stock (including in connection with any bankruptcy or similar proceedings.

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